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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

        The following are wholly-owned subsidiaries of MOCON, Inc.:

Name of Entity	Jurisdiction of Organization
Microanalytics Instrumentation Corp.	Texas
Baseline-MOCON, Inc.	Colorado
Paul Lippke Handels-GmbH Prozess- und Laborsysteme	Germany
MOCON (Shanghai) Trading Co., Ltd.	China

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  Exhibit 21.1